                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549



                                      FORM 8-K



                   Current Report Pursuant to Section 13 or 15(d)
                       of the Securities Exchange Act of 1934



Date of Report (date of earliest event reported): April 9, 1998 (April 1, 1998)



                         DOBSON COMMUNICATIONS CORPORATION
               -----------------------------------------------------
               (Exact name of registrant as specified in its charter)


             Oklahoma                                         333-23769
    -------------------------------                         --------------------
(State or other jurisdiction of                        (Commission File No.)
 incorporation or organization)


                                     73-1110531
                         ----------------------------------
                         (I.R.S Employer Identification No.)




                          13439 North Broadway Extension
                                     Suite 200
                       Oklahoma City, Oklahoma              73114
                ---------------------------------------------------
                (Address of principal executive offices)  (Zip Code)


                                   (405) 391-8500
                ----------------------------------------------------
                (Registrant's telephone number, including area code)

Item 2.

     On April 1, 1998, Dobson Cellular of California, Inc. ("Dobson California"), a wholly owned subsidiary of Dobson Communications Corporation (the "Company"), acquired all of the capital stock of the corporations that own the Cellular 2000 Partnership (the "Partnership"). The Partnership owns the cellular license and system for the California 4 RSA. The Company will continue to provide cellular service under the Cellular One name to an estimated population of 363,400 in northern California between Fresno and Modesto.

     The total purchase price paid by the Company for the Partnership was approximately $90.9 million. The sellers were Cellular 2000 Telephone Co. and its shareholders (75.018%) and RSA 339, Inc., AT&T Wireless Services and its shareholders and optionholders (24.982%).

     The purchase price, which was determined by the parties through arm's length negotiations, was funded by borrowings under a credit facility established on March 27, 1998 (the "New Credit Facility"). NationsBank of Texas, N.A., Corestates Bank, N.A., First Union National Bank of Carolina and TD Securities (USA) Inc. all serve as agents for the New Credit Facility.


Item 7.

(a)  Financial Statements of Businesses Acquired

     (1) The audited financial statements of the California 4 Partnership as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 are set forth below.

INDEPENDENT AUDITORS' REPORT


To the Partners
Cellular 2000 (A Partnership)


We have audited the accompanying balance sheet of Cellular 2000 (A Partnership) as of December 31, 1997 and 1996 and the related statements of income, changes in partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cellular 2000 (A Partnership) as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                    HOLLIDAY, LEMONS, THOMAS & COX, P.C.

Texarkana, Texas
February 13, 1998

                           Cellular 2000 (A Partnership)
                                   Balance Sheet
                             December 31, 1997 and 1996


ASSETS
                                                     1997                     1996
                                             ------------------       ------------------
Current assets:
  Cash and cash equivalents                     $  1,079,070             $  1,142,409
  Accounts receivable                              1,231,461                1,495,970
  Accounts receivable-related parties              1,396,810                1,201,698
  Inventory                                          160,677                  147,551
  Prepaid and other current assets                   370,334                  283,112
                                             ------------------       ------------------
  Total current assets                             4,238,352                4,270,740
                                             ------------------       ------------------

Property, plant and equipment:
  Buildings and towers                             7,234,628                5,729,609
  Cellular and switching equipment                15,059,156               10,899,265
  Autos and trucks                                   126,140                  108,233
  Office equipment and furniture                     413,672                  405,133
  Leasehold improvements                             333,675                  110,976
  Construction in progress                         2,730,032                  241,827
                                             ------------------       ------------------
  Total property, plant and equipment             25,897,303               17,495,043
  Less accumulated depreciation                    6,563,647                4,695,405
                                             ------------------       ------------------
  Net property, plant and equipment               19,333,656               12,799,638
                                             ------------------       ------------------

Other assets:
  Start up costs                                         -                     56,827
  Loan costs                                         268,084                  246,801
  Licensing costs                                     54,169                   26,015
                                             ------------------       ------------------
  Total other assets                                 322,253                  329,643
                                             ------------------       ------------------

TOTAL ASSETS                                    $ 23,894,261             $ 17,400,021
                                             ------------------       ------------------
                                             ------------------       ------------------

LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Cash overdraft                                $    536,924             $        -
  Notes payable                                          -                  1,200,000
  Notes payable - related party                    1,253,381                      -
  Accounts payable                                   723,491                  714,601
  Accounts payable - related parties                 305,437                  325,552
  Obligation for equipment                         1,621,169                      -
  Accrued management termination fee                     -                  1,500,000
  Accrued expenses                                   143,022                   62,332
  Unearned revenue                                   297,792                  246,738
  Federal and state taxes payable                    819,903                  324,520
  Customer deposits                                   17,600                   22,000
                                             ------------------       ------------------
  Total current liabilities                        5,718,719                4,395,743
                                             ------------------       ------------------

Long-term liabilities:
  Notes payable, less current portion             12,800,000                8,900,000
  Obligation for equipment                                 -                1,497,616
                                             ------------------       ------------------
  Total long term liabilities                     12,800,000               10,397,616

                                             ------------------       ------------------
  Total liabilities                               18,518,719               14,793,359

Partners' equity                                   5,375,542                2,606,662
                                             ------------------       ------------------

TOTAL LIABILITIES AND PARTNERS' EQUITY          $ 23,894,261             $ 17,400,021
                                             ------------------       ------------------
                                             ------------------       ------------------


                           Cellular 2000 (A Partnership)
                                STATEMENT OF INCOME
                   For the Years Ended December 31, 1997 and 1996



                                                     1997                     1996
                                             ------------------       ------------------
Revenues:
  Cellular service                              $  8,539,822             $  8,580,109
  Cellular roaming                                10,654,382               10,856,424
  Equipment sales                                    351,256                  224,504
  Other income                                       175,437                   66,089
                                             ------------------       ------------------
  Total revenues                                  19,720,897               19,727,126
                                             ------------------       ------------------

Costs and expenses:
  Cost of services                                 5,914,442                6,103,477
  Cost of equipment sales                          1,154,816                  728,357
  Marketing and selling expenses                   1,104,764                1,314,631
  General and administrative expenses              2,237,552                1,966,416
  Legal and professional fees                        460,320                  440,181
  Depreciation                                     1,883,951                1,501,755
  Amortization                                       127,390                  188,892
                                             ------------------       ------------------
  Total costs and expenses                        12,883,235               12,243,709
                                             ------------------       ------------------

Net income from operations                         6,837,662                7,483,417
                                             ------------------       ------------------

Other income (expense):
  Interest income                                     16,440                   31,260
  Interest expense                                  (830,901)                (822,573)
  Loss on disposition of fixed assets                (44,199)                     -
  Miscellaneous income                                 9,444                    2,265
  Management termination fee                             -                 (3,000,000)
                                             ------------------       ------------------
  Total other income (expense)                      (849,216)              (3,789,048)
                                             ------------------       ------------------

Net income                                      $  5,988,446             $  3,694,369
                                             ------------------       ------------------
                                             ------------------       ------------------






                           Cellular 2000 (A Partnership)
                      STATEMENT OF CHANGES IN PARTNERS' EQUITY
                   For the Years Ended December 31, 1997 and 1996


                                                    1997                     1996
                                             ------------------       ------------------
Partners' equity, beginning of period           $  2,606,662             $  3,682,068

Net income                                         5,988,446                3,694,369

Distributions                                      3,219,566                4,769,775
                                             ------------------       ------------------

Partners' equity, end of period                   $5,375,542               $2,606,662
                                             ------------------       ------------------
                                             ------------------       ------------------


                           Cellular 2000 (A Partnership)
                              STATEMENT OF CASH FLOWS
                   For the Years Ended December 31, 1997 and 1996



                                                    1997                     1996
                                             ------------------       ------------------
Cash flows from operating activities:
 Net income (loss)                              $  5,988,446             $  3,694,369
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization                   2,011,341                1,690,647
   Loss on disposition of fixed assets                44,199
   (Increase) decrease in assets:
     Accounts receivable                              69,397                 (526,635)
     Inventory                                       (13,126)                  26,786
     Prepaid and other current assets                (87,222)                (178,022)
     Loan costs                                      (80,000)
     Licensing costs                                 (40,000)
   Increase (decrease) in liabilities:
     Accounts payable                                (11,225)                  67,338
     Accrued management termination fee           (1,500,000)                 500,000
     Accrued liabilities                              80,690                  (14,072)
     Unearned revenue                                 51,054                   51,630
     Federal and state taxes payable                 495,383                   19,139
     Customer deposits                                (4,400)                  (6,300)
                                             ------------------       ------------------

  Net cash provided by operating
   activities                                      7,004,537                5,324,880
                                             ------------------       ------------------


Cash flows from investing activities:
  Proceeds from sale of fixed assets                   1,976                      -
  Capital expenditures for property,
  plant and equipment                             (7,087,210)              (2,214,973)
                                             ------------------       ------------------

  Net cash used for investing activities          (7,085,234)              (2,214,973)
                                             ------------------       ------------------


Cash flows from financing activities:
  Repayments of notes payable                       (300,000)              (1,150,000)
  Proceeds from notes payable                      3,000,000                2,000,000
  Distributions                                   (3,219,566)              (4,769,775)
                                             ------------------       ------------------

  Net cash provided (used) by financing
   activities                                       (519,566)              (3,919,775)
                                             ------------------       ------------------


  Net increase (decrease) in cash and
   cash equivalents                                 (600,263)                (809,868)

Cash and cash equivalents at beginning of
 period                                            1,142,409                1,952,277
                                             ------------------       ------------------

Cash and cash equivalents at end of
 period                                          $   542,146              $ 1,142,409
                                             ------------------       ------------------
                                             ------------------       ------------------


                           Cellular 2000 (A Partnership)
                           NOTES TO FINANCIAL STATEMENTS
                             December 31, 1997 and 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Description of Business

The Partnership is the owner of a license issued by the Federal Communications Commission (FCC) to provide non-wireline cellular telecommunications service to
the California 4 Rural Service Area.   California 4 Rural Service Area includes
Merced, Madera and San Benito counties in central California. The Partnership has a large customer base within this area that includes individuals, businesses and governments. The Partnership is not dependent on any single or major group of customers for its sales. Approximately 54% of Partnership revenue is derived from providing cellular service to customers of other cellular companies 'roaming' through the Company's service area. Approximately 43% of revenue is derived from providing cellular service to its own subscriber customers. As more fully described in Note 9 to the financial statements, in late 1997 the partner which owns the controlling interest in the Partnership and Dobson Cellular of California, Inc. (Dobson) signed an agreement in which the Partner agreed to sell their interest in the Partnership and to transfer the FCC license of the Partnership to Dobson.


Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and Cash Equivalents

Cash equivalents consist of highly liquid unrestricted cash instruments with original maturities of three months or less. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit. The Partnership has not experienced any losses in such accounts.


Revenue Recognition

Cellular air time is recorded as revenue as earned. Subscriber acquisition costs (mainly commissions and loss on equipment sales) are expensed when incurred. Sales of equipment are recorded at the point of sale. Cellular access charges generally are billed in advance and recognized as revenue when the services are provided.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined under the specific identification method.

NOTES TO FINANCIAL STATEMENTS CONTINUED.


Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Buildings and towers                             15-20 years
Cellular and switching equipment                    10 years
Autos and trucks                                     5 years
Furniture, fixtures and office equipment           5-7 years
Leasehold Improvements                               5 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Betterments, replacement equipment and additions are capitalized.


Construction in Progress

The Partnership's cellular communications system expenditures are recorded as construction in progress until the system or assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. All direct, administrative and interest costs related to the construction are capitalized to construction in progress during the construction period.


Start up Costs

Start up costs are administrative costs incurred related to the construction of the cellular mobile communications system. Such amounts are being amortized over five years beginning June 1, 1992. Accumulated amortization of start up costs at December 31, 1997 and 1996 was $681,933 and $625,105, respectively. At December 31, 1997 the start up costs were fully amortized.


Loan Costs

Costs associated with the financing of the Partnership's debt have been capitalized and are amortized on a straight line basis over the life of the note. Additional costs incurred with the loan in June 1997 have been capitalized and amortized over the remaining life of the loan. Accumulated amortization of loan costs at December 31, 1997 and 1996 was $173,103 and $114,387, respectively.


Licensing Costs

Licensing costs primarily represent costs incurred to acquire the Federal Communications Commission License. Amortization of these costs began in May, 1992, using the straight-line method over a period of 40 years. In March 1997, the Partnership entered into an agreement to use licensed software to process billing information for its cellular communications system. In consideration of this agreement, the Partnership paid a one-time license fee which is being amortized using the straight-line method over a three-year period. Accumulated amortization of licensing costs at December 31, 1997 and 1996 was $15,213 and $3,367, respectively.

NOTES TO FINANCIAL STATEMENTS CONTINUED.


Income Taxes

The Partnership's legal form of organization is that of a partnership. A partnership as such is not taxed under the Internal Revenue Code, rather the income or loss of the partnership is required to be reported by each respective partner on their appropriate tax return.

Advertising Expenses

Advertising costs are expensed as incurred and amounted to approximately $183,690 in 1997 and $122,808 in 1996. The expenses are included as marketing and selling expenses in the statement of income.


Concentrations of Credit Risk

Financial instruments which potentially expose the Partnership to concentrations of credit risk, as defined by FASB Statement No. 105 consist primarily of trade accounts receivable and cash equivalents.

At December 31, 1997 approximately 54% of trade accounts receivable were attributable to cellular companies which subscribe to the clearinghouse network. Of this amount, approximately 72% of these receivables were from AT&T Wireless Services of California, Inc. (AWS-CA) companies and approximately 19% of these receivables were from Bay Area Cellular Telephone Company, of which the parent company of AWS-CA owns an interest. Concentrations of credit risk from these receivables is limited due to the large number of subscribers, none of which individually comprise a significant amount of the accounts receivable balance at December 31, 1997. The Partnership establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Receivables are not collateralized. The Partnership is directly affected by the well being of the California economic climate and the effects of any changes in the cellular telecommunications act. However, management does not believe significant credit risk exists at December 31, 1997.


Reclassifications

Certain accounts relating to the prior year have been reclassified to conform to the current year presentation. The reclassifications have no effect on previously reported net earnings.


NOTE 2 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash and cash equivalents at December 31, 1997 and 1996 for the statement of cash flows consist of:


                                     1997            1996
                                ------------     -----------
 Cash and money market funds    $  1,079,070     $ 1,142,409
 Cash overdrafts                    (536,924)           -
                                ------------     -----------
 Total                          $    542,146     $ 1,142,409
                                ------------     -----------
                                ------------     -----------


NOTES TO FINANCIAL STATEMENTS CONTINUED.


At December 31, 1997, the balance sheet presentation of cash and cash equivalents omits the cash overdrafts. In 1997, noncash investing and financing activities include purchases of property, plant and equipment and obligation for equipment of $123,553 and increases to construction in progress and notes payable-related party of $1,253,381.

For the years ended December 31, 1997 and 1996, interest paid amounted to $830,901 and $826,780, respectively, net of capitalized interest.

NOTE 3 - NOTES PAYABLE

Notes payable consist of the following:


                                                      1997           1996
                                                 -------------  -------------
 Commercial promissory note due December 31,
 1997. Collateralized by subordinated security
 interest in property and assets purchased
 under contract with AWS and outcollect
 revenues                                        $   1,253,381        -


 8.09375% Variable rate term loan due
 September 30, 2001.  Collateralized by all
 property and assets of the partnership                  -      $  7,600,000

 8.09375% Variable rate revolving note due
 September 30, 2001.  Collateralized by all
 property and assets of the partnership                  -         2,500,000


 8.16797% Variable rate term loan due December
 31, 2003.  Collateralized by all property and
 assets of the partnership                          12,800,000         -
                                                 -------------  -------------

 Total                                           $  14,053,381  $ 10,100,000
 Less current maturities                             1,253,381     1,200,000
                                                 -------------  -------------

 Total long term portion of notes payable        $  12,800,000  $  8,900,000
                                                 -------------  -------------
                                                 -------------  -------------


On December 31, 1996, the Partnership entered into an agreement which allows the Partnership to request AT&T Wireless Services, Inc. (AWS) to place orders for certain equipment, software, materials and services (hereinafter equipment) intended to be used by the Partnership in the ordinary course of business for the operation, modification, improvement or expansion of its system. Although it is under no obligation to do so, if AWS chooses to honor in its sole discretion any such request from the Partnership, such orders for equipment will be charged on AWS' account and the dollar amount of such charges shall be deemed for all purposes as loans or advances from AWS to the Partnership. The unpaid balance of all loans or advances shall not exceed $750,000. The payment of the loans and advances is secured by the equipment purchased and all of the Partnership's outcollect revenues, as they are commonly defined in the cellular telephone industry. The purchasing agreement contains a provision which allows AWS to offset roaming revenues owed to the Partnership against amounts owed under this purchasing agreement if the Partnership defaults in its obligation. Interest is payable at one and one-half percent per month on the outstanding balance after specified time intervals have elapsed. No interest cost was incurred on this loan during 1997.

NOTES TO FINANCIAL STATEMENTS CONTINUED.

On October 14, 1994, the Partnership arranged financing with a financial institution for a $10,000,000 term loan and a $2,500,000 revolving credit loan. On September 29, 1996, the Partnership increased the commitment on the revolving credit loan to $4,500,000. The increased financing was obtained to satisfy a portion of the termination fee due on the settlement of the management agreement with RCM. On June 11, 1997, the term loan and the revolving credit loan were combined and the total commitment on the loan was increased to $16,000,000. The increased financing was obtained to upgrade equipment and increase the capacity of the cellular communications system. The credit agreement associated with the loan contains, among other covenants, provisions which limit capital expenditures. For the year ended December 31, 1997, capital expenditures cannot exceed $7,100,000. As of December 31, 1997, the Partnership was not in compliance with the capital expenditures covenant. This noncompliance would, by the terms of the loan agreement, constitute an event of default. The agreement provides that in an event of default the bank may by notice in writing declare all amounts owing with respect to these agreements immediately due and payable. Due to the pending sale as discussed in
Note 9, management does not expect to receive such notice. The credit agreement also contains provisions which limit distributions to partners to no more than $500,000 during any fiscal quarter except distributions to the partners to pay Federal and State income taxes on the taxable income allocated by the Borrowers to its partners. Distributions totaling $3,219,566 and $4,769,775 were made in 1997 and 1996, respectively.

At December 31, 1997, these borrowings bear interest at 2.25% above the LIBOR rate established for the period. Total interest incurred during the years ended December 31, 1997 and 1996 was $933,766 and $784,477, respectively. Of this, $117,216 was capitalized in 1997 as construction costs. No interest capitalization was required during 1996.

Annual maturities of noncurrent notes payable are as follows:


           1999                   $      -
           2000                      2,400,000
           2001                      3,200,000
           2002                      3,200,000
           2003                      4,000,000
                                  ------------
           Total                  $ 12,800,000
                                  ------------
                                  ------------


NOTE 4 - RELATED PARTY TRANSACTIONS

McCaw Communications of the Pacific Inc. and RSA 339, Inc. are subsidiaries of AT&T Wireless Services, Inc. (AWS), and own minority interests in the Partnership. AWS owns an interest in Bay Area Cellular Telephone Company. Norfolk County Internet is owned by Thomas Morse, a member of the Executive Committee of the Partnership. Cellular 2000 Telephone Co. owns the controlling interest in the Partnership.

NOTES TO FINANCIAL STATEMENTS CONTINUED.


                                                          Amount of Transaction
                                  Type of Transaction
       Related Party                                        1997          1996
----------------------------     ---------------------  ------------  ------------
 AT&T Wireless Services of       Accounts receivable     $1,057,000    $  887,000
 California, Inc.(including      Accounts payable           243,000       268,000
 systems owned or controlled     Notes payable            1,253,000          -
 by AWS)


 Bay Area Cellular Telephone     Accounts receivable        281,000       315,000
 Company                         Accounts payable            51,000        58,000

 Norfolk County Internet         Accounts receivable         56,000          -

 Cellular 2000 Telephone Co.     Accounts receivable          3,000          -



NOTE 5 - OBLIGATION FOR EQUIPMENT

In 1995, the Partnership negotiated a contract with Ericsson Inc. for an upgrade to the switch. The contract price for this upgrade totaled $1,782,525. The upgrade was completed and became fully operational in January 1996. By the terms of the contract, payment of $284,909 was made during 1995 leaving a balance due Ericsson, Inc. of $1,497,616. The original contract for the equipment has been adjusted to include sales tax of $123,553 for a total balance due to Ericsson, Inc. of $1,621,169. This obligation will become due in full if one of the following conditions are met: when the system reaches 25,000 subscribers; or if the switch is moved from its present location; or if the switch is taken out of service; or prior to or as an item of closing of the sale of the system to another business entity. Due to the pending sale of the system as discussed in Note 9, management expects the obligation for the upgrade to the switch to become due in full during 1998, therefore this obligation is classified as a current liability at December 31, 1997 on the balance sheet.


NOTE 6 - ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 1997 and 1996 consist of the following:


                                             1997            1996
                                        ------------    ------------
 Accounts receivable - roamer           $    114,270    $    314,304
 Accounts receivable - subscriber          1,216,190       1,233,315
 Accounts receivable - other                  27,001         168,351
 Less allowance for doubtful accounts       (126,000)       (220,000)
                                        ------------    ------------
 Total                                   $ 1,231,461    $  1,495,970
                                        ------------    ------------
                                        ------------    ------------


NOTE 7 - RETIREMENT PLAN

The Partnership maintains a 401(k) profit sharing plan for its employees. After meeting eligibility requirements on age and months of service, all employees are covered. Contributions to the plan consist of the salary reduction each eligible employee has elected to defer. Additional contributions to the plan are at the discretion of management. Contributions for the years ended December 31, 1997 and 1996 were $20,545 and $10,800, respectively.

NOTES TO FINANCIAL STATEMENTS CONTINUED.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Partnership is committed under operating leases principally for facilities, cell sites and office space with remaining terms from one to nine years with options for additional periods. Certain leases provide for payment by the lessee of taxes, maintenance and insurance.


The statement of income includes rental expense for operating leases of approximately $428,000 for the year ended December 31, 1997 and $326,000 for the year ended December 31, 1996. The partnership's future minimum lease commitments under noncancelable operating leases are as follows:


                              Real Estate       Equipment
                   Year          Leases          Rentals
                ----------    -----------       ----------
                  12-31-98     $  399,870         $  3,807
                  12-31-99        346,501            1,586
                  12-31-00        326,523                -
                  12-31-01        226,151                -
                  12-31-02        133,049                -
                Thereafter        432,377                -
                              -----------       ----------
                     Total    $ 1,864,471         $  5,393
                              -----------       ----------
                              -----------       ----------


The Partnership had a management agreement with Rural Cellular Management (RCM) which terminated on September 1, 1995. Prior to termination, the monthly management fee was based upon the most current population of the Rural Service
Area (RSA) multiplied by $.1042.   In 1996, the Partnership paid $45,350 to RCM
which represented a correction in the calculation of the prior year's management fee paid. On August 24, 1996, the Partnership and RCM agreed upon a termination fee of $4,000,000 in settlement of the management agreement. As of December 31, 1996, the partnership had paid $2,500,000 to RCM. The balance of the termination fee, $1,500,000, was paid during the year ended December 31, 1997.


NOTE 9 - SUBSEQUENT EVENT

On November 17, 1997, the shareholders of Cellular 2000 Telephone Co. entered into a definitive agreement to sell their stock in Cellular 2000 Telephone Co. and to transfer the Federal Communications Commission (FCC) Operating Licenses to Dobson Cellular of California, Inc. (Dobson). Cellular 2000 Telephone Co. owns 75.018 percent of the outstanding partnership interests of Cellular 2000 (A Partnership), and thereby owns a controlling interest in the Partnership. The financial statements do not reflect any expenses incurred or expected to be incurred related to the sale. The FCC has consented to the transfer of control of the Partnership's FCC licenses to Dobson and has granted authorization to Dobson to operate the cellular telephone system. The sale is expected to close in April, 1998.

On March 19, 1998, RSA 339, Inc. entered into a definitive agreement to sell their minority interest in the Partnership to Dobson. RSA 339, Inc. owns the remaining 24.982 percent of the outstanding partnership interests of the Partnership. The sale is also expected to close in April, 1998.

(b)  Pro Forma Financial Information

          (1) The following unaudited pro forma condensed consolidated balance sheet and statement of operations as of December 31, 1997 and for the year then ended give effect to the Partnership acquisition.

                         UNAUDITED PRO FORMA CONSOLIDATED
                              CONDENSED BALANCE SHEET
                                 December 31, 1997
                                  ($ in thousands)


                                      Dobson       Cellular
                                  Communications     2000                           Pro
                                    Corporation   Partnership  Adjustments         Forma
                                 -----------------------------------------       ---------
ASSETS
                                          41,790        4,238         -             46,028
Property, plant and equipment             88,350       19,334    (12,034)   (a)     95,650
Receivables- affiliates                    6,381          -           -              6,381
Cellular license acquisition
   costs                                 206,695          -      138,141    (a)    344,836

Intangible assets                         23,017          -           -             23,017
Investment in unconsolidated
   subsidiaries and other                 16,981          322     (2,822)   (a)     14,481
                                 -----------------------------------------       ---------
       Total assets                     $383,214      $23,894   $123,285          $530,393
                                 -----------------------------------------       ---------
                                 -----------------------------------------       ---------

LIABILITIES AND STOCKHOLDERS'
EQUITY

   Current liabilities                    25,468        5,719     (1,825)   (b)     29,362
   Long-term debt, net of
     current portion                     363,069       12,800     75,586    (c)    451,455
   Deferred credits                        2,873          -       54,899    (d)     57,772
   Minority interests                     16,954          -          -              16,954
   Preferred stock                        11,623          -          -              11,623
   Stockholders' equity
     (deficit)                           (36,773)       5,375     (5,375)   (e)    (36,773)
                                 -----------------------------------------       ---------
       Total liabilities and
       stockholders' equity             $383,214      $23,894   $123,285          $530,393
                                 -----------------------------------------       ---------
                                 -----------------------------------------       ---------


See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                         UNAUDITED PRO FORMA CONSOLIDATED

                         CONDENSED STATEMENT OF OPERATIONS

                            Year Ended December 31, 1997
                      (in thousands, except per share amounts)


                                   Dobson        Cellular
                               Communications      2000                          Pro
                                Corporation     Partnership  Adjustments        Forma
                               ------------------------------------------      --------
OPERATING REVENUES:
  Wireless revenue                    $66,128     $ 19,721         -           $ 85,849
  Wireline revenue                     18,455         -            -             18,455
  Other revenue                           586         -            -                586
                               ------------------------------------------      --------
Total operating revenues               85,169       19,721         -            104,890
                               ------------------------------------------      --------

OPERATING EXPENSES:
  Wireless cost of service             18,755        7,069         -             25,824
  Wireline cost of service              2,589         -            -              2,589

  Marketing and selling                11,762        1,105         -             12,867
  General and administrative           19,877        2,698         -             22,575
  Depreciation and
  amortization                         21,729        2,011        8,120   (f)    31,860
                               ------------------------------------------      --------
Total operating expenses               74,712       12,883        8,120          95,715
                               ------------------------------------------      --------
OPERATING INCOME                       10,457        6,838       (8,120)          9,175
                               ------------------------------------------      --------
OTHER INCOME (EXPENSE):
  Interest income                       2,841           16         -              2,857
  Interest expense                    (30,098)        (831)      (5,607)  (g)   (36,536)
  Other                                    39          (35)        -                  4
                               ------------------------------------------      --------
     Total other expense              (27,218)        (850)      (5,607)        (33,675)
                               ------------------------------------------      --------
INCOME (LOSS) BEFORE
  MINORITY INTERESTS IN
  INCOME OF SUBSIDIARIES,
  INCOME TAXES AND
  EXTRAORDINARY ITEMS                 (16,761)       5,988      (13,727)        (24,500)
MINORITY INTERESTS IN INCOME
  OF SUBSIDIARIES                      (1,693)         -           -             (1,693)
                               ------------------------------------------      --------
INCOME (LOSS) BEFORE INCOME
  TAXES AND EXTRAORDINARY
  ITEMS                               (18,454)       5,988      (13,727)        (26,193)
INCOME TAX (PROVISION)
  BENEFIT                               3,287          -          6,666   (h)     9,953
                               ------------------------------------------      --------
INCOME (LOSS) FROM
  CONTINUING OPERATIONS               (15,167)       5,988       (7,061)        (16,240)
                               ------------------------------------------      --------
BASIC NET LOSS FROM
  CONTINUING OPERATIONS PER           $(32.06)         -              -         $(34.32)
  COMMON SHARE
                               ------------------------------------------      --------
                               ------------------------------------------      --------
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
                                      473,152          -              -         473,152
                               ------------------------------------------      --------
                               ------------------------------------------      --------


See accompanying notes to unaudited pro forma consolidated condensed statement of operations.

                    NOTES TO THE UNAUDITED PRO FORMA CONDENSED

                         CONSOLIDATED FINANCIAL STATEMENTS


1.   Basis of Accounting

     On April 1, 1998, Dobson Communications Corporation ("DCC") completed the acquisition of a 100 percent interest in all of the net assets of the Cellular 2000 Partnership ("Partnership") in exchange for approximately $90.9 million in cash ("California 4 Acquisition).

     The pro forma unaudited consolidated statement of operations gives effect to the California 4 Acquisition and related financings as if they had taken place on January 1, 1997. The pro forma unaudited condensed consolidated balance sheet has been prepared as if the California 4 Acquisition occurred on December 31, 1997. The California 4 Acquisition has been accounted for using the purchase method of accounting.

     The pro forma condensed combined financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company and with the financial statements and notes thereto of the Cellular 2000 Partnership.

     The unaudited pro forma consolidated condensed financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the Company and the Cellular 2000 Partnership been combined during the period presented. In addition, the pro forma results are not intended to be a projection of future results.


2. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet and Pro Forma Condensed Consolidated Statement of Operations

(a)  To allocate the purchase price of the Partnership to the assets acquired.

(b) To reflect the elimination of $1.8 million of current liabilities associated with California 4 that will not be assumed by the Company as part of the California 4 Acquisition.

(c) To reflect (i) the elimination of $12.8 million of debt associated with California 4 that will not be assumed by the Company as part of the California 4 Acquisition and (ii) the increase in borrowings used to finance the California 4 Acquisition of approximately $88.4 million.

(d) To reflect the deferred tax liability created in connection with the purchase of the Partnership.

(e)  To eliminate the partners' capital account of the California 4 Partnership.

(f) To reflect the additional depreciation and amortization resulting from the increase in the property and equipment and cellular license acquisition costs due to the allocation of the purchase price. Property and equipment will be depreciated over five to eight years and cellular license acquisition costs will be amortized over fifteen years. The fifteen-year period used for cellular acquisition costs is based primarily on the Company's internal analysis of the recovery period for its cellular investments, which indicates that such costs will be recovered through operations over a period of not more than fifteen years.

(g) To reflect $6.4 million of interest expense relating to the additional indebtedness incurred in conjunction with the California 4 Acquisition and the elimination of $.8 million of interest associated with the Partnership's debt not assumed by the Company.

(h) To reflect an adjustment to income tax expense for the effects of the California 4 Acquisition, using an assumed effective rate of 38%.

(c)  Exhibits

     The following exhibits are filed as a part of this report:

 Exhibit
 No.         Description                                   Method of Filing
 -------     -----------                                   ----------------
 2.1         Stock Purchase Agreement dated November       (1) [2.6.1)
             17, 1997 as amended by Amendment No. 1
             thereto effective as of March 18, 1998
             between Cellular 2000 Telephone Co. and
             its shareholders listed therein and
             Dobson Cellular of California, Inc.


 2.2         Stock Purchase Agreement dated March          (1) [2.6.2)
             19, 1998 between RSA 339, Inc. and AT&T
             Wireless Services, Inc. and its
             shareholders and optionholders listed
             therein and Dobson Cellular of
             California, Inc.

 23.1        Consent of Holliday, Lemons, Thomas &         Filed herewith
             Cox, P.C. with respect to California 4        electronically
             Partnership.

 99          Press release dated April 1, 1998             Filed herewith
             announcing the Company's acquisition of its   electronically
             interest in the Partnership.


(1) Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as the exhibit number indicated in brackets and incorporated by reference herein.



                                      SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  April 9, 1998              Dobson Communications Corporation
                                  (Registrant)


                                  By: /s/ Bruce R. Knooihuizen
                                      Bruce R. Knooihuizen
                                      Vice President and Chief Financial Officer